Exhibit 10.2
DATED 27 October 2009
(1) COEUR D’ALENE MINES CORPORATION
as Guarantor
- and -
(2) CREDIT SUISSE
as Security Agent
GUARANTEE AND
INDEMNITY

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	GUARANTEE AND INDEMNITY	2
3.	NATURE OF GUARANTEE	3
4.	REINSTATEMENT	3
5.	WAIVER OF DEFENCES	3
6.	GUARANTOR INTENT	4
7.	APPROPRIATIONS AND SUSPENSE ACCOUNT	4
8.	DEFERRAL OF GUARANTOR’S RIGHTS	5
9.	REPRESENTATIONS OF THE GUARANTOR	6
10.	UNDERTAKINGS OF THE GUARANTOR	8
11.	RELEASE AND TERMINATION	12
12.	SET-OFF	13
13.	PAYMENT	13
14.	STAMP DUTY	13
15.	COSTS AND EXPENSES	14
16.	DEFAULT INTEREST	14
17.	CURRENCIES	14
18.	INDEMNITY	15
19.	CHANGES TO THE PARTIES	15
20.	MISCELLANEOUS	15
21.	DISCLOSURE	16
22.	NOTICES	16
23.	COUNTERPARTS	16
24.	GOVERNING LAW	17
25.	ENFORCEMENT	17

THIS GUARANTEE AND INDEMNITY is made on	27 October 2009
BY
(1)	COEUR D’ALENE MINES CORPORATION, a company incorporated in the State of Idaho of the United States of America whose registered office is located at 505 Front Avenue, Coeur d’Alene, ID 83814, United States, as guarantor (the “Guarantor”);
in favour of:
(2)	CREDIT SUISSE, a banking institution incorporated under the laws of Switzerland, acting through its office at Paradeplatz 8, 8001 Zurich, Switzerland, as security agent for the Finance Parties (the “Security Agent”).
IT IS AGREED:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed:
(a)	terms defined in, or construed for the purposes of, the Term Facility Agreement (as defined below) have the same meanings when used in this Deed (unless the same are otherwise defined in this Deed); and

(b)	the following terms have the following meanings:
“Borrower” means Coeur Alaska Inc., a company incorporated in the state of Delaware of the United States of America, acting through its office at 505 Front Avenue, Coeur d’Alene, ID 83814, United States;

“Default Rate” means the rate of interest determined in accordance with clause [8.3] of the Term Facility Agreement;

“Term Facility Agreement” means the term facility agreement dated on or about the date of this Deed and made between, among others, (1) the Borrower, (2) the financial institutions listed in schedule 1 thereto and (3) Credit Suisse in its capacities as Arranger, Security Agent, Facility Agent and Hedge Provider;

“Party” means a party to this Deed and includes the Security Agent whether or not it is a signatory to this Deed.
1.2	Interpretation
(a)	Unless a contrary indication appears, any reference in this Deed to:
(i)	the “Borrower”, the “Guarantor” or the “Security Agent” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“this Deed”, the “Term Facility Agreement”, any other “Finance Document” or any other agreement or instrument is a reference to this Deed, the Term Facility Agreement, that Finance Document or other agreement or instrument as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the Borrower’s obligations or provides for further advances);
(iii)	“including” or “includes” means including or includes without limitation;

(iv)	“Guaranteed Obligations” includes obligations and liabilities which would be treated as such but for the liquidation, administration or dissolution of or similar event affecting the Borrower;

(v)	a provision of law is a reference to that provision as amended or re-enacted; and

(vi)	the singular includes the plural and vice versa.
(b)	References to clauses, paragraphs and schedules are to be construed, unless otherwise stated, as references to clauses, paragraphs and schedules of this Deed.

(c)	Clause and schedule headings are for ease of reference only and shall not affect the construction of this Deed.

(d)	If the Security Agent reasonably considers that an amount paid by the Guarantor under this Deed or by the Borrower under a Finance Document is likely to be avoided or otherwise set aside on the liquidation or administration of the Guarantor or the Borrower, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

(e)	The Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.
1.3	Third party rights

A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

1.4	Trust

The Security Agent shall hold the benefit of all the obligations and undertakings contained in this Deed and all its rights and claims under this Deed as trustee for the Finance Parties from time to time.

2.	GUARANTEE AND INDEMNITY

The Guarantor irrevocably and unconditionally:
(a)	guarantees to the Security Agent the punctual payment by the Borrower of all of the Secured Liabilities which constitute payment obligations (the “Guaranteed Obligations”);

(b)	undertakes with the Security Agent that whenever the Borrower does not pay any amount of the Guaranteed Obligations when due within any applicable grace period, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	agrees with the Security Agent that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Security Agent immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Deed if the amount claimed had been recoverable on the basis of a guarantee.
3.	NATURE OF GUARANTEE

3.1	Continuing guarantee

This Deed is a continuing guarantee and will extend to the ultimate balance of all the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

3.2	Additional and separate guarantee

This Deed is in addition to, and without prejudice to and shall not merge with, any other right, remedy, guarantee or Security which the Security Agent may at any time hold for any of the Guaranteed Obligations.

3.3	Immediate recourse

The Guarantor waives any right it may have of first requiring the Security Agent (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

4.	REINSTATEMENT

If any discharge, release or arrangement given by the Security Agent (whether in respect of the obligations of the Borrower or the Guarantor or any security for those obligations or otherwise) is made by the Security Agent in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Deed will continue or be reinstated as if the discharge, release or arrangement had not occurred.

5.	WAIVER OF DEFENCES

The obligations of the Guarantor under this Deed will not be affected by an act, omission, matter or thing which, but for this Deed, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to it or the Security Agent) including:
(a)	any time, waiver or consent granted to, or composition with, the Borrower or any other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or any other person, or any non-presentation or non-observance of any formality or other requirement in respect of any instrument, or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
6.	GUARANTOR INTENT

Without prejudice to the generality of clause 5 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variations or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

7.	APPROPRIATIONS AND SUSPENSE ACCOUNT

7.1	Right of appropriation
(a)	All monies received or recovered by the Security Agent from the Guarantor or the Borrower or any other person in respect of the Guaranteed Obligations may be applied by the Security Agent to reduce any part of the Guaranteed Obligations or as it sees fit or in accordance with clause 7.2 (Application and suspense account).

(b)	Any such appropriation shall override any appropriation by the Guarantor.
7.2	Application and suspense account

Until all the amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Security Agent (or any trustee or agent on their behalf) may:
(a)	refrain from applying or enforcing any other monies, security or rights held or received by it (or any trustee or agent on its behalf) in respect of the Guaranteed Obligations or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from the Guarantor or on account of the Guarantor’s liabilities under this Deed.

8.	DEFERRAL OF GUARANTOR’S RIGHTS

8.1	Deferral of rights

Until all the amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, and unless the Security Agent otherwise directs, the Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Deed:
(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Security Agent under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Security Agent;

(d)	to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under clause 2 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against the Borrower; and/or

(f)	to claim or prove as a creditor of the Borrower in competition with the Security Agent.
If the Guarantor receives any benefit, payment or distribution in relation to such rights or any security as a result of any breach of clause 8.2 (No security) it shall:
(i)	hold that benefit, payment, security or distribution, to the extent necessary to enable all the Guaranteed Obligations to be repaid in full on trust for the Security Agent; and

(ii)	promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in or towards discharge of the Guaranteed Obligations.
8.2	No security

Until all the amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, and unless the Security Agent otherwise directs, the Guarantor shall not have or take from the Borrower or any other surety for any Guaranteed Obligation any security in respect of its liability under this Deed or in respect of any other obligation or liability which the Borrower has or may in future have to the Guarantor.

8.3	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Security Agent.

9.	REPRESENTATIONS OF THE GUARANTOR

9.1	General

The Guarantor makes the representations and warranties set out in this clause 9 to the Security Agent.

9.2	Organisation and powers

The Guarantor (a) is duly organised, validly existing and in good standing under the Laws of its jurisdiction of organisation, (b) has all requisite corporate power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Deed and any other Finance Documents to which it is a party and each other agreement or instrument contemplated hereby or thereby to which it is or will be party.

9.3	Authorisations and no conflicts

This Deed and the transactions contemplated hereunder (a) have been duly authorised by all requisite corporate, and, if required, stockholder action on the part of the Guarantor and (b) will not (i) violate (A) any provision of Law, statute, rule or regulation, or the organisational documents of the Guarantor, (B) any order of any Governmental Authority or arbitrator applicable to the Guarantor or (C) any provision of any indenture, agreement or other instrument to which the Guarantor is a party or by which the Guarantor or any of the Guarantor’s property is or may be bound, except any of the foregoing that would not reasonably be expected to result in a Material Adverse Effect; (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument except any of the foregoing that would not reasonably be expected to result in a Material Adverse Effect; or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Guarantor (other than Liens created under the Security Documents).

9.4	Governing law and enforcement
(a)	The choice of governing law of each of the Finance Documents to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.
9.5	Enforceability

Subject to the Legal Reservations, this Deed has been duly executed and delivered by the Guarantor and constitutes, and each other Finance Document to which it is a party when executed and delivered by the Guarantor will constitute, a legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law. None of the Finance Documents to which the Guarantor is party has been amended or modified subsequent to having been delivered to the Security Agent, except as permitted under this Deed.

9.6	Taxes

The Guarantor has filed all material federal, state and local tax returns that it is required to file, has paid all material taxes that it is required to pay to the extent due (other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes) and, to the extent such taxes are not due, has established reserves that are adequate for the payment thereof and are required by US GAAP.

9.7	Validity and admissibility in evidence

The Guarantor maintains and is in compliance with all Authorisations required under any applicable Law or regulation:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in each Finance Document to which it is a party; and

(b)	to make each Finance Document to which it is a party admissible in evidence in its jurisdiction of incorporation.
9.8	Deduction of Tax

It is not required under the Law of its jurisdiction of incorporation to make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document to which it is a party.

9.9	No filing or stamp taxes

As at the date of this Deed, under the Law of its jurisdiction of incorporation it is not necessary:
(a)	that any Finance Document to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction; or

(b)	that any stamp, registration or similar tax be paid on or in relation to any Finance Document to which it is a party or the transactions contemplated by any Finance Document to which it is a party.
9.10	Financial statements
(a)	Any Original Financial Statements relating to it were prepared in accordance with US GAAP consistently applied.

(b)	Any Original Financial Statements relating to it fairly represent its consolidated financial condition and operations during the relevant period.
9.11	No undisclosed liabilities

As at the date as of which its most recent audited financial statements were prepared (which, at the date of this Deed, are the Original Financial Statements), it did not have any material liabilities (contingent or otherwise) which were required by US GAAP to be disclosed thereby but which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against.

9.12	No winding-up

It has not taken any corporate action, nor have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or reorganisation or for the appointment by it (or on its behalf) of a receiver, administrator, administrative receiver, trustee or similar officer in relation to itself or all or any of its assets or revenues.

9.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which, if adversely determined, might reasonably be expected to constitute or result in a Material Adverse Effect, have (to the best of its knowledge and belief) been started or threatened against it.

9.14	No Security

There is no prior Security affecting the Collateral pledged by the Guarantor pursuant to the Guarantor Pledge Agreement.

9.15	No immunity

In any proceedings taken in any jurisdiction in relation to any Finance Document, it is not entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

9.16	Investment Company Act

The Guarantor is not required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

9.17	Repetition

The representations and warranties set out in this clause 9 are also deemed to be made by the Guarantor by reference to the facts and circumstances then existing on each date on which any representation or warranty is made or deemed to be made by the Borrower pursuant to the Term Facility Agreement.

10.	UNDERTAKINGS OF THE GUARANTOR

The undertakings in the clause 10 remain in force from the date of this Deed for so long as any amount is outstanding to any of the Finance Parties under the Finance Documents or any Commitment is in force.

10.1	Financial covenants
(a)	Until the Final Completion Date, the Guarantor shall ensure that at all times its Tangible Net Worth is no less than US$1,500,000,000.

(b)	After the Final Completion Date, the Guarantor shall ensure that at all times its Tangible Net Worth is no less than US$1,000,000,000.
10.2	Financial statements and Project reports

The Guarantor hereby undertakes to procure that the Borrower complies with its obligations under clause 18.1 (Financial statements and Project reports) of the Term Facility Agreement and agrees to supply forthwith to the Security Agent (on behalf of the Facility Agent) all financial statements and reports relating to the Project as set out therein in the event that the Borrower fails to comply with such obligations within the timescales set out in the Term Facility Agreement.
10.3	Requirements as to financial statements

The Guarantor hereby undertakes to procure that the Borrower complies with its obligations under clause 18.2 (Requirements as to financial statements) of the Term Facility Agreement and agrees to:
(a)	ensure that each set of financial statements are certified by an officer of the relevant Obligor in accordance with clause 18.2(a); and

(b)	ensure that each set of financial statements of the Guarantor is prepared using US GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Guarantor Obligor in accordance with clause 18.2(b), in each case in the event that the Borrower fails to comply with such obligations.

10.4	Information: miscellaneous

The Guarantor hereby undertakes to procure that the Borrower complies with its obligations under clause 18.3 (Information: miscellaneous) of the Term Facility Agreement and agrees to comply with such obligations on behalf of the Borrower in the event that the Borrower fails to do so.

10.5	Access to Collateral

The Guarantor shall not do anything to impede or restrict the access of the Facility Agent or any of its representatives, professional advisers or contractors with access to inspect the Collateral of the Borrower in accordance with clause 18.4 (Access to Collateral) of the Term Facility Agreement.

10.6	Notification of Default

The Guarantor shall notify the Security Agent of any Default under the Term Facility Agreement (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence, in the event that the Borrower fails to comply with its obligations under clause 18.5(a) (Notification of Default) under the Term Facility Agreement.

10.7	Notification of noncompliance

The Guarantor shall notify the Security Agent of any: (A) fact, circumstance, condition or occurrence at, on or arising from, the Site or the Project that results in noncompliance with any Environmental Law having, individually or in the aggregate, a Material Adverse Effect or any Release of Hazardous Substances on or from the Project or any other part of the Property Rights that has resulted in a Material Adverse Effect, and (B) pending Environmental Claim having, individually or in the aggregate, a Material Adverse Effect against the Borrower or, to the Borrower’s knowledge, any of its Affiliates, contractors or lessees arising in connection with its or their occupying or conducting operations on or at the Project, in each case of which it is aware to the best of its knowledge, in the event that the Borrower fails to comply with its obligations under clause 18.6 (Notification of noncompliance) under the Term Facility Agreement.

10.8	Notification of misrepresentation

The Guarantor shall notify the Security Agent promptly upon becoming aware that any representation made or deemed to be made by an Obligor under any Finance Document has become untrue or misleading in any material respect.

10.9	Disputes

The Guarantor shall inform the Security Agent promptly (and with reasonable detail) upon becoming aware of any dispute or potential dispute with any counterparty to a Transaction Document, save where such dispute is minor or frivolous and is resolved amicably within 10 Business Days of such dispute arising, in the event that the Borrower fails to comply with its obligations under clause 18.8 (Disputes) under the Term Facility Agreement.

10.10	“Know your customer” checks

The Guarantor hereby undertakes to procure that the Borrower complies with its obligations under clause 18.9 (“Know your customer” checks) of the Term Facility Agreement and agrees to comply with such obligations on behalf of the Borrower in the event that the Borrower fails to do so.

10.11	Insurance
(a)	The Guarantor hereby undertakes to procure that the Borrower complies with its obligations under clause 19 (Insurance) (save for clause 19.1(g)) of the Term Facility Agreement and agrees to comply with such obligations on behalf of the Borrower in the event that the Borrower fails to do so.

(b)	The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 19.1(g) of the Term Facility Agreement.
10.12	All Plans and reports

The Guarantor procures that the Borrower shall comply with its obligations under clause 21.9 (All Plans and reports) of the Term Facility Agreement and agrees to comply with such obligations on behalf of the Borrower in the event that the Borrower fails to do so.

10.13	No liens on Collateral
(a)	Except in relation to any to any Permitted Liens, the Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not approve the creation or existence of any Security over any of the Borrower’s property or assets.

(b)	Except in relation to any to any Permitted Liens, the Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not approve:
(i)	any sale, transfer or other disposal of any of the Borrower’s property or assets on terms whereby they are or may be leased to or re-acquired by the Borrower;

(ii)	any sale, transfer or other disposal of any of the Borrower’s property or assets on recourse terms;

(iii)	the entry into any arrangement by the Borrower under which any of the Borrower’s property or assets may be applied, set-off or made subject to a combination of accounts; or

(iv)	the entry into any other preferential arrangement having a similar effect in respect of any of the Borrower’s property or assets, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
10.14	No disposals

Except in relation to any to any Permitted Disposals, the Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not approve the entry into any single transaction or a series of transactions by the Borrower (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any of the Collateral.

10.15	Merger

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not approve the entry into by the Borrower of any amalgamation, demerger, merger or corporate reconstruction, except where the Borrower has obtained the prior written consent of the Facility Agent.

10.16	Change of business

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not approve any substantial change to the general nature of the Borrower’s business from that carried on at the date of the Term Facility Agreement.

10.17	Prompt payment of Taxes

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 22.7 (Prompt payment of Taxes) of the Term Facility Agreement.

10.18	Corporate Existence

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 22.8 (Corporate Existence) of the Term Facility Agreement.

10.19	Corporate matters

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 22.9 (Corporate matters) of the Term Facility Agreement.

10.20	Use of proceeds

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 22.10 (Use of proceeds) of the Term Facility Agreement.

10.21	Restricted payments

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 22.11 (Restricted payments) of the Term Facility Agreement.

10.22	No borrowings

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not approve any action by the Borrower to directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Financial Indebtedness except Permitted Financial Indebtedness.

10.23	Subsidiaries

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 22.13 (Subsidiaries) of the Term Facility Agreement.

10.24	Arm’s length transactions

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 22.14 (Arm’s length transactions) of the Term Facility Agreement.

10.25	Environmental undertakings

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 22.15 (Environmental undertakings) of the Term Facility Agreement.

10.26	Environmental Claims
(a)	The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 22.16 (Environmental Claims) of the Term Facility Agreement.

(b)	The Guarantor shall promptly notify the Security Agent of any Environmental Claim, which could result in a Material Adverse Effect, in the event that the Borrower fails to comply with its obligations under clause 22.16 (Environmental Claims) of the Term Facility Agreement.
10.27	ERISA

The Guarantor in its capacity as controlling shareholder of the Borrower agrees that it shall not prevent, impede or restrict the Borrower in any way from complying with its obligations under clause 22.17 (ERISA) of the Term Facility Agreement.

11.	RELEASE AND TERMINATION

Upon the full and final payment of the Secured Obligations (subject to clause 1.2(d)):

(a)	any guarantee, undertaking, indemnity or any other obligation pursuant to clause 2 (Guarantee and Indemnity) shall terminate; and

(b)	the Guarantor shall be unconditionally and irrevocably released from all its obligations under this Deed.
12.	SET-OFF

12.1	Set-off rights
(a)	The Security Agent may (but shall not be obliged to) set off any obligation which is due and payable by the Guarantor and unpaid (whether under the Finance Documents or which has been assigned to the Security Agent by either the Borrower or Guarantor) against any obligation (whether or not matured) owed by the Security Agent to either the Guarantor, regardless of the place of payment, booking branch or currency of either obligation.

(b)	At any time after an Event of Default has occurred and is continuing (and in addition to its rights under clause 12.1(a)), the Security Agent may (but shall not be obliged to) set-off any contingent liability owed by the Guarantor under any Finance Document against any obligation (whether or not matured) owed by the Security Agent to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation.

(c)	If the obligations are in different currencies, the Security Agent may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(d)	If either obligation is unliquidated or unascertained, the Security Agent may set off in an amount estimated by it in good faith to be the amount of that obligation.
13.	PAYMENT

13.1	Payments

Subject to clause 13.2 (Gross-up), all payments to be made by the Guarantor under this Deed shall be made without (and free and clear of, and without any deduction for or on account of) any set-off or counterclaim, or (except to the extent compelled by law) any deduction or withholding for or on account of tax.

13.2	Gross-up

If the Guarantor is compelled by law to make any deduction or withholding from any sum payable under this Deed to the Security Agent, the sum so payable by the Guarantor shall be increased so as to result in the receipt by the Security Agent of a net amount equal to the full amount expressed to be payable under this Deed.

14.	STAMP DUTY

The Guarantor shall pay and shall indemnify the Security Agent on demand against any cost, loss or liability the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed.

15.	COSTS AND EXPENSES

15.1	Transaction and amendment expenses

The Guarantor shall promptly on demand pay to the Security Agent the amount of all reasonable costs, charges and expenses (including, without limitation, reasonable legal fees, valuation, accountancy and consultancy fees (and any VAT or similar Tax thereon)) incurred by the Security Agent in connection with any actual or proposed amendment or extension of, or any waiver or consent under, this Deed.

15.2	Enforcement and preservation costs

The Guarantor shall promptly on demand pay to the Security Agent the amount of all costs, charges and expenses (including, (without limitation) legal fees (and any VAT or similar Tax thereon)) incurred by the Security Agent in connection with the enforcement, exercise or preservation (or the attempted enforcement, exercise or preservation) of any of its rights under this Deed.

16.	DEFAULT INTEREST

Any amount which is not paid under this Deed when due shall bear interest (both before and after judgment and payable on demand) from the due date until the date on which such amount is unconditionally and irrevocably paid and discharged in full on a daily basis at the Default Rate from time to time. Default interest will accrue from day to day and will be compounded at such intervals as the Security Agent considers appropriate.

17.	CURRENCIES

17.1	Currency of account

Payments under this Deed in relation to the Guaranteed Obligations shall be made in the Base Currency, and each payment in respect of costs, expenses or Taxes under this Deed shall be made in the currency in which the costs, expenses or Taxes are incurred.

17.2	Currency indemnity

If any sum due from the Guarantor under this Deed (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(a)	making or filing a claim or proof against the Guarantor; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Guarantor shall, as an independent obligation, indemnify the Security Agent on demand against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Security Agent at the time of its receipt of that Sum.

17.3	Waiver

The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Deed in a currency or currency unit other than that in which it is expressed to be payable.

18.	INDEMNITY

The Guarantor shall indemnify the Security Agent promptly on demand, against any cost, loss, liability or expense (however arising) incurred by the Security Agent as a result of or in connection with any breach by the Guarantor of any of its obligations under this Deed.

19.	CHANGES TO THE PARTIES

19.1	The Guarantor

The Guarantor may not assign or transfer any of its rights or obligations under this Deed.

19.2	The Security Agent

The Security Agent may assign or transfer all or any part of its rights under this Deed in accordance with the Term Facility Agreement. The Guarantor shall, immediately upon being requested to do so by the Security Agent and at the cost of the Guarantor, enter into such documents as may be necessary to effect such transfer.

20.	MISCELLANEOUS

20.1	Accounts

In any litigation proceedings arising out of or in connection with this Deed, the entries made in the accounts maintained by the Security Agent are prima facie evidence of the matters to which they relate.

20.2	Calculations and certificates

Any certification of or determination by the Security Agent specifying the amount of any Guaranteed Obligation due from the Guarantor or other obligation due from the Borrower (including details of any relevant calculation thereof) is, in the absence of manifest error, conclusive evidence against the Borrower and Guarantor of the matters to which it relates.

20.3	Partial invalidity

All the provisions of this Deed are severable and distinct from one another and if at any time any provision is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20.4	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Security Agent, any right or remedy under this Deed or any Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise, or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

20.5	Amendments and waivers

Any provision of this Deed may be amended only if the Security Agent and the Guarantor so agree in writing and any breach of this Deed may be waived before or after it occurs only if the Security Agent so agrees in writing. A waiver given or consent granted by the Security Agent under this Deed will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

21.	DISCLOSURE

The Security Agent may disclose to a prospective assignee or transferee or to any other person who may propose entering into contractual relations with the Security Agent in relation to the Term Facility Agreement such information about the Guarantor in relation to this Deed as the Security Agent may consider appropriate.

22.	NOTICES

22.1	Communication in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

22.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed are those identified with its name in the execution pages of this Deed, or any substitute address, fax number or department or officer as the Guarantor or the Security Agent may notify to the other Party by not less than five Business Days’ notice.

22.3	Delivery
(a)	Subject to clause 22.3(b), any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 22.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer specified in clause 22.2 (Addresses) (or any substitute department or officer as the Security Agent shall specify for this purpose).
23.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of this Deed.

24.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

25.	ENFORCEMENT

25.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute”).

(b)	The Guarantor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)	This clause 25 is for the benefit of the Security Agent only. As a result, the Security Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Security Agent may take concurrent proceedings in any number of jurisdictions.
25.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:
(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed; and

(b)	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.
IN WITNESS of which this Deed has been duly executed by the Guarantor as a deed and duly executed by the Security Agent and has been delivered on the first date specified on page 1 of this Deed.

EXECUTION PAGE

THE GUARANTOR

EXECUTED as a deed by:	)
COEUR D’ALENE MINES	)
CORPORATION	)

Acting by:	/s/ Mitchell J. Krebs

Name:	Mitchell J. Krebs

Title:	Chief Financial Officer
Address:	505 Front Avenue, PO Box 1
Coeur d’Alene, ID 83816-0316
United States

Attention:	The General Manager

Telephone:	+1 208 667 3511

Fax:	+1 208 667 2213

Email:	KKast@coeur.com / MKrebs@coeur.com

Copy to:	505 Front Avenue, PO Box 1
Coeur d’Alene, ID 83816-0316
United States

Attn: Mitchell J. Krebs

+1 208 769 8152 (telephone)

+1 208 667 2213 (fax)

MKrebs@coeur.com (email)

THE SECURITY TRUSTEE

EXECUTED by:	)
CREDIT SUISSE	)

Acting by:	/s/ C. D. Hunter

Name:	C. D. Hunter

Title:	Director

Acting by:	/s/ Flavia R. Sennhauser

Name:	Flavia R. Sennhauser

Title:	Vice President

Address:	Giesshuebelstrasse 30, 8070 Zurich
Switzerland

Attention:	Flavia Sennhauser / Erik Boehmer

Telephone:	+41 44 334 68 43 / +41 44 333 21 39

Fax:	+41 44 333 21 04

Email:	flavia.r.sennhauser@credit-suisse.com /
erik.boehmer@credit-suisse.com